Exhibit 21.1

List of Subsidiaries of Natural Resource Partners L.P.

NRP (Operating) LLC

NRP Oil and Gas LLC

NRP Finance Corporation

WPP LLC

ACIN LLC

WBRD LLC

Hod LLC

Shepard Boone Coal Company LLC

Gatling Mineral, LLC

Independence Land Company, LLC

Williamson Transport, LLC

Little River Transport, LLC

Rivervista Mining, LLC

Deepwater Transportation, LLC

NRP Trona LLC

VantaCore Partners LLC

Laurel Aggregates Terminal Services of Delaware, LLC

Laurel Aggregates of Delaware, LLC

Laurel Aggregates of PA, LLC

Utica Resources LLC

Winn Materials, LLC

Winn Materials of Kentucky, LLC

Winn Marine, LLC

McIntosh Construction Company, LLC

McAsphalt. LLC

Southern Aggregates, LLC

BRP LLC (51% interest)

CoVal Leasing Company, LLC (51% interest)